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                EXHIBIT 11.1 - COMPUTATION OF EARNINGS PER SHARE

                        WATERLINK, INC. AND SUBSIDIARIES

                                                      Three Months Ended                 Nine Months Ended
                                                          June 30,                            June 30,
                                                    1996              1997              1996            1997
                                                 -----------       -----------       -----------       ---------
Average common shares outstanding                  1,469,835         3,221,875         1,457,153       2,649,696
Net effect of the following common
   stock equivalents (as if outstanding for
   all periods presented):
      Shares issued in connection with
        acquisition of Waterlink
        Technologies                                 611,784                --           611,784          61,422
      Shares issued in connection with
        exercise of options to purchase
        common stock                                 115,000             2,363           115,000          70,403
      Conversion of convertible
        subordinated notes into common
        stock                                        100,000                --           100,000           5,128
      Conversion of preferred stock into
        common stock (1)                           3,250,000         3,107,143         3,250,000       3,202,381
      Impact of outstanding stock options
        and warrants (using treasury
        stock method)                                696,420           978,298           668,402         931,301
                                                 -----------       -----------       -----------       ---------
Totals                                             6,243,039         7,309,679         6,202,339       6,920,331
                                                 ===========       ===========       ===========       =========
Loss before extraordinary item                   $  (244,000)      $(1,477,000)      $  (225,000)      $(492,000)
Extraordinary item                                        --          (385,000)               --        (385,000)
                                                 -----------       -----------       -----------       ---------
Net Loss                                         $  (244,000)      $(1,862,000)      $  (225,000)      $(877,000)
                                                 ===========       ===========       ===========       =========
Net loss per common share:
  Loss before extraordinary item                 $     (0.04)      $     (0.20)      $     (0.04)      $   (0.07)
   Extraordinary item                                     --             (0.05)               --           (0.06)
                                                 -----------       -----------       -----------       ---------
                                                 $     (0.04)      $     (0.25)      $     (0.04)      $   (0.13)
                                                 ===========       ===========       ===========       =========

 (1) Assumes conversion of Series A, Series B and Series C Preferred Stock into Common Stock on a one-for-one basis.




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